    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2000
                                                         Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                                INTELLICALL, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                              75-1993841
        (State or other jurisdiction                  (I.R.S. Employer
       incorporation or organization)              Identification Number)


                            2155 CHENAULT, SUITE 410
                          CARROLLTON, TEXAS 75006-5023
                                 (972) 416-0022

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------


                              JOHN J. MCDONALD, JR.
                             CHIEF EXECUTIVE OFFICER
                                INTELLICALL, INC.
                            2155 CHENAULT, SUITE 410
                          CARROLLTON, TEXAS 75006-5023
                                 (972) 416-0022
              (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                               --------------------

                                   Copies to:
    PATRICK V. STARK                                       CHARLES S. GILBERT
 KANE, RUSSELL, COLEMAN                                  JACKSON WALKER L.L.P.
     & LOGAN, P.C.                                           901 MAIN STREET
  3700 THANKSGIVING TOWER                                       SUITE 6000
     1601 ELM STREET                                        DALLAS, TEXAS 75201
    DALLAS, TEXAS 75201                                       (214) 953-6000
    (214) 777-4200
  --------------------                                      --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                       CALCULATION OF THE REGISTRATION FEE

====================================================================================================================
                                                         Proposed Maximum     Proposed Maximum
       Title of each class of           Amount to be      Offering Price          Aggregate           Amount of
     securities to be registered         registered        per Share(1)        Offering Price     registration fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
    share...............................  2,690,323          $1.21875           $3,278,831.16            $865.61

====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low sales prices reported on the American Stock Exchange for the Registrant's common stock on February 11, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                 SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2000

                        2,690,323 SHARES OF COMMON STOCK

                                INTELLICALL, INC.

                      -----------------------------------


         Banca del Gottardo may offer and sell up to 2,690,323 shares of our common stock under this prospectus. Banca del Gottardo acquired 1,000,000 of such shares directly from the Company and may acquire 400,000 of such shares of common stock upon its exercise of warrants to purchase our common stock and may acquire 1,290,323 of such shares of our common stock upon the conversion of notes. Banca del Gottardo may offer and sell the common stock from time to time in one or more transactions, including block transactions, on the American Stock Exchange, or such other markets or exchanges on which the common stock is from time to time eligible for trading or quoting, at prevailing market prices or at privately negotiated prices. See "Selling Stockholder" beginning on page 6 for additional information regarding the shares that may be offered under this prospectus.

         We will not receive any proceeds from any sales of common stock by Banca del Gottardo. We will receive $510,000 if the warrants are fully exercised.

         Our common stock is listed on the American Stock Exchange. On February 15, 2000, the last reported sale price of the common stock on the American Stock Exchange was $1 3/16 per share.

                      -----------------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

                      -----------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.







                The date of this prospectus is ______________, 2000

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
Where You Can Find More Information ........................................   3

Incorporation of Certain Documents by Reference ............................   3

Disclosure Regarding Forward-Looking Statements ............................   4

Recent Developments.........................................................   4

Risk Factors ...............................................................   4

Selling Stockholder ........................................................   6

Use of Proceeds ............................................................   7

Plan of Distribution .......................................................   7

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The registration statement of which this prospectus is a part and those reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the materials may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. Statements contained in this prospectus as to the contents of any documents filed as exhibits to the registration statement are summaries of the material provisions of the documents. The summaries are qualified in all respects by reference to the full text of the documents.

         The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information concerning us can also be inspected and copied at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which the common stock is listed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all securities offered under this prospectus have been either sold or deregistered.

         o Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by the Annual Report on Form 10-K/A filed March 29, 1999;

         o        Proxy Statement, dated April 1, 1999;

         o Current Report on Form 8-K filed with the SEC on February 18, 1999;

         o Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

         o        Quarterly Report on Form 10-Q for the six months ended
                  June 30, 1999;

         o Quarterly Report on Form 10-Q for the nine months ended September 30, 1999; and

         o The description of our capital stock set forth in our Registration Statement on Form 8-A filed on June 21, 1999.

         We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any of the documents not specifically described above. You may request copies of these documents by writing or telephoning us at the following address:

          Intellicall, Inc.
          2155 Chenault, Suite 410
          Carrollton, Texas  75006
          (972) 416-0022
          Attention: R. Phillip Boyd

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct.

         We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. See "Risk Factors."

                              RECENT DEVELOPMENTS

         On January 18, 2000, we announced that we had entered into an agreement to acquire Heads Up Technologies, Inc. of Dallas, Texas, pursuant to which we would issue between 1.3 to 1.4 shares of our common stock for each of the approximately 8.9 million outstanding shares of Heads Up. The exact number of our shares to be issued as a result of the merger will be determined following the completion of due diligence. The transaction is subject to various conditions, including the satisfactory conclusion of due diligence, each party's obtaining shareholders' approval and such other conditions and approvals set forth in the agreement.

                                  RISK FACTORS

         Investing in our common stock will provide you with an equity ownership interest in us. As our stockholder, you will be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, general economic and industry conditions, market conditions and competition. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risk factors described below and the other factors described elsewhere in this prospectus. See "Disclosure Regarding Forward-Looking Statements."

RECENT HISTORY OF LOSSES

         We incurred net losses of approximately $1.9 million, $10.9 million and $5.0 million in 1998, 1997 and 1996, respectively. The reduced losses in 1998 were due to an approximate $7.4 million gain on the sale of assets. For the nine months ended September 30, 1999, our net losses totaled $7,277,000. Our losses primarily are attributable to margins on our hardware products that have been insufficient to cover selling, marketing, engineering and other costs. Our historical losses have required us to seek various sources of financing, including the sale of assets and the sale of debt and equity securities. There can be no assurance that we will be able to return to profitability.

INTEGRATION RISKS

         The potential acquisition of Heads Up involves risks and uncertainties. No assurance can be given that the acquisition will be consummated or if consummated that we will be able to successfully integrate Heads Up with us or will be able to successfully implement our business strategy for the combined company.

CHANGES IN MANAGEMENT

         During the past two years, we have made various management changes. John J. McDonald, Jr., became president and chief executive officer in May 1998 and R. Phillip Boyd became chief financial officer in October 1998. William O. Hunt, our prior president, has remained as our chairman of the board. Mr. McDonald joined us in February 1997 and Mr. Boyd joined us in December 1997. While we believe these management changes are beneficial, there can be no assurance that our senior management team will be able to implement our strategy.

POSSIBLE NEED FOR ADDITIONAL FINANCING

         Our liquidity has been funded through a combination of bank financing, sale of assets, sale of debt and equity securities and cash flow from operations; however, there can be no assurance that we will not require additional financing in the future or that if additional financing is needed that it will be available on terms acceptable to us. In the event our liquidity needs exceed our cash flow and available financing, we could experience a material adverse change to our operations. Our future liquidity will depend on several factors, including:

         o        spending levels;

         o        working capital turnover;

         o        volume and timing of equipment sales; and

         o        gross margins related to equipment sales.

TELECOMMUNICATIONS ACT

         Our pay telephones in the United States are sold principally to independent payphone providers. In 1996 Congress passed the Telecommunications Act of 1996, called the Telecom Act, which authorized the Federal Communications Commission to evaluate and adjust, in certain situations, the amount of the compensation paid by long-distance carriers to independent payphone companies. The FCC specifically addressed a phenomenon known as "dial-around," which occurs when a consumer accesses a long-distance carrier directly by dialing an access or 800 number or by using a calling card that is non-billable by the payphone provider. These actions allow the consumer to "dial-around" the payphone provider's long-distance carrier from whom the payphone provider receives compensation in order to reach another long-distance carrier from whom the payphone provider would not receive compensation. In November 1996, the FCC issued an order to increase compensation to payphone providers for dial-around. However, the order was appealed to the U.S. Court of Appeals for the Eighth Circuit, which ruled in July 1997 that the FCC's basis for determining dial-around compensation was inappropriate. The Court of Appeals ordered the FCC to re-examine the dial-around compensation structure. If the FCC reduces the compensation, that determination could have an adverse impact on our sales of pay telephones.

COMPETITION

         We are a diversified telecommunications services and equipment company. We provide one primary service, automated operator services for the private pay telephone, hospitality and inmate services industries. Our primary telecommunications equipment product offerings are:

         o pay telephones, network equipment and software for the United States market that incorporate advanced technology for internally performing the functions associated with placing a pay telephone call, including the completion of automated operator assisted calls;

         o network products and software for regulated phone companies in the United States;

         o pay telephones and network management systems compatible with international telecommunications standards; and

         o call processing systems for hotels, inmate facilities and other multi-unit users.

         The industry in which we operate is intensely competitive. Many of our existing and potential competitors have far more extensive financial, engineering, product development, manufacturing and marketing resources than we have. Our products and services compete on the basis of a number of factors, including:

         o in the case of the equipment business, price, quality, features and functions, reliability, service and support; and

         o in the case of the services business, amount of compensation paid to payphone providers and pricing of long-distance services.

         Our competitors may introduce products or services incorporating technology as advanced or more advanced than ours. Changes in the telecommunications environment may render our competitors' product solutions more attractive to customers than our solutions. Competitive pressures often necessitate price reductions that we may not be able to make or that could adversely affect our profit margins. We may not be able to compete successfully with existing or new competitors and competitive pressures may materially adversely affect us.

DIVIDEND POLICY

         We have never paid cash dividends on our common stock and do not expect to pay any in the foreseeable future. Our senior secured loan agreements prohibit us from paying dividends. Any future change in our dividend policy will depend upon our earnings and financial position, the nature of any restrictions on the payment of dividends contained in our debt agreements and other factors as our board of directors may deem appropriate.

YEAR 2000 RISKS

         The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that uses dates that have been stored as two digits rather than four (e.g., "98" for 1998). As of January 31, 2000, the Company has not experienced any Year 2000 problems or disruptions other than a temporary failure in the Company's voice mail system, which was resolved with a minimal expense and which did not result in any serious operational problems.

PREFERRED STOCK

         Our board of directors is authorized to issue shares of preferred stock without any further action on the part of our stockholders. In the event we issue preferred stock in the future that has preference over the common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, your rights as holders of common stock could be adversely affected.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of our articles of incorporation and by-laws and certain provisions of applicable law may tend to deter potential unsolicited offers or other efforts to obtain control of us that are not approved by our board of directors. The provisions may deprive our stockholders of opportunities to sell shares of common stock at prices higher than prevailing market prices.

                               SELLING STOCKHOLDER

         On December 29, 1995 we completed the sale of $7.5 million of 8.0% convertible subordinated notes, due December 31, 2000, to Banca del Gottardo. The notes were issued with warrants to purchase 300,000 shares of our common stock at $4.20 per share. As a result of activating anti-dilution provisions in the warrants, the warrants entitle the holder to purchase 418,507 shares of common stock, exercisable at $3.01 per share. The notes are convertible into 1,785,714 shares of our common stock at a rate of $4.20 per share. As of February 4, 2000, $4.87 million of such notes had been converted to 1,159,157 shares of our common stock.

         On November 22, 1996 we completed the sale of $5.0 million of 8.0% convertible subordinated notes, due November 22, 2001, to Banca del Gottardo. The notes were issued with warrants to purchase 200,000 shares of our common stock at $5.00 per share. As a result of activating anti-dilution provisions in the warrants, the warrants entitle the holder to purchase 255,643 shares of common stock, exercisable at $3.91 per share. The notes are convertible into one million shares of our common stock at a rate of $5.00 per share.

         This prospectus does not relate to the sale by Banca del Gottardo of the shares of common stock acquired in the above described transactions, but does relate to the sale by Banca del Gottardo of the shares of common stock acquired or acquirable as a result of the following transactions.

On June 11, 1999, we completed the sale of $2.0 million of 7.0% convertible notes, due June 11, 2004, to Banca del Gottardo. The notes were issued with warrants to purchase 200,000 shares of our common stock at $1.55 per share. The notes are convertible into 1,290,323 shares of our common stock at a rate of $1.55 per share.

         On December 23, 1999, we sold 1 million shares of our common stock to Banca del Gottardo for a purchase price of $.85 per share.

         On December 31, 1999, we issued to Banca del Gottardo a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share. The warrants were issued in consideration of (i) Banca del Gottardo's acquiring from certain third parties our 8% subordinated convertible notes due December 31, 2000 and (ii) amending the put provision in such notes from December 31, 1999 to June 30, 2000.

         Intellicall and Banca del Gottardo are also parties to a registration rights agreement pursuant to which we have agreed, among other things, to register under the Securities Act the offer and sale of the shares of common stock issuable upon the exercise of the warrants and conversion of the notes, and Intellicall and Banca del Gottardo agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act in connection with the sale of the shares under this prospectus. Pursuant to the registration rights agreement, Banca del Gottardo is required to pay the underwriting discounts, if any, and commissions associated with the offering contemplated hereby, and we are generally required to pay all of the other expenses directly associated with the offering, including the cost of registering the shares, including applicable registration and filing fees, printing expenses, applicable expenses for legal counsel and accountants incurred by us and the legal fees of Banca del Gottardo associated with the offering in an amount not to exceed $5,000. The warrants issued to Banca del Gottardo, the shares of common stock issuable upon the exercise of those warrants and the shares of common stock issuable upon conversion of the notes may be transferred by Banca del Gottardo from time to time. Persons or entities to whom the warrants or shares are transferred also may be entitled to registration rights, and the names and other information regarding these persons and entities will be set forth in a prospectus supplement.

         This prospectus covers the offer and resale from time to time by Banca del Gottardo of certain shares of our common stock. Set forth below is the name of such selling stockholder, the nature of any position, office, or other material relationship that the selling stockholder has had within the past three years with the Company or any of its predecessors or affiliates, the number of shares of common stock owned as of February 11, 2000, the number of shares of common stock that may be offered and sold by such selling stockholder pursuant to this prospectus and the number of shares of common stock, the amount and (if one percent or more) the percentage of common stock to be owned by such selling stockholder upon completion of the offering if all such shares are sold. Any or all of the shares of common stock listed below may be offered for sale by the selling stockholder from time to time.


                         Beneficial Ownership   Common Stock Offered   Beneficial Ownership
                            of Common Stock       for Stockholders        of Common Stock       Percent of Class
         Name              Prior to Offering           Account            After Offering         after Offering
Banca del Gottardo           6,150,187(1)             2,690,323            3,459,864(2)            20.3%


         (1) Includes 418,507 shares issuable on exercise of warrants issued December 29, 1995; 626,557 shares issuable on conversion of notes issued December 29, 1995; 255,643 shares issuable on exercise of warrants issued November 22, 1996; 1,000,000 shares issuable on conversion of notes issued November 22, 1996; 200,000 shares issuable on exercise of warrants issued on June 11, 1999; 1,290,323 shares issuable on conversion of notes issued June 11, 1999; 200,000 shares issuable on exercise of warrants issued December 31, 1999; and 2,159,157 shares of common stock.

         (2) Includes 418,507 shares issuable on exercise of warrants issued December 29, 1995; 626,557 shares issuable on conversion of notes issued December 29, 1995; 255,643 shares issuable on exercise of warrants issued November 22, 1996; 1,000,000 shares issuable on conversion of notes issued November 22, 1996; and 1,159,157 shares of common stock.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock. We will receive $510,000 if the warrants relating to the shares registered under this prospectus are fully exercised.

                              PLAN OF DISTRIBUTION

         Banca del Gottardo is offering the common stock under this prospectus. The common stock may be sold or distributed from time to time by Banca del Gottardo, or by its donees, transferees or other successors in interest, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

         Any broker-dealer participating in these transactions as agent may receive commissions from Banca del Gottardo and, if the broker-dealer acts as agent for the purchaser of the shares, from the purchaser, Banca del Gottardo will pay usual and customary brokerage fees. Broker-dealers may agree with Banca del Gottardo to sell a specified number of shares at a stipulated price per share, and, to the extent that a broker-dealer is unable to do so acting as agent for Banca del Gottardo, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Banca del Gottardo. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, on the American Stock Exchange, or such other markets or exchanges on which the common stock is from time to time eligible for trading or quoting, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         Upon our being notified by Banca del Gottardo that any material arrangement has been entered into with a broker or dealer for the sale of any of the common stock offered hereby through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, disclosing:

o        the name of the broker or dealer;

o        the number of shares of common stock to be sold;

o        the price at which the shares are being sold;

o the commissions paid or the discounts or concessions allowed to the broker or dealer; and

o        other facts material to the transaction.

         We have advised Banca del Gottardo that the anti-manipulation rules of Regulation M promulgated by the Securities and Exchange Commission may apply to its sales in the market and have informed it of the need to deliver copies of this prospectus to prospective purchasers. Banca del Gottardo may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 if any broker-dealers purchase shares as principal.

         Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

         We cannot assure you that Banca del Gottardo will sell any or all of the shares of our common stock offered by it pursuant to this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses, all of which will be paid by the Registrant, in connection with the registration of common stock offered hereby, other than commissions, are as follows:

              SEC Registration Fee..................................  $    866
              Legal Fees and Expenses...............................   $ 5,000
              Accounting Fees and Expenses..........................   $ 7,000
              Miscellaneous.........................................   $ 1,134
                                                                       -------
                       Total........................................  $ 14,000
                                                                        ------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "Delaware Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify a present or former director or officer of a corporation who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.

         Section 102(b)(7) of the Delaware Law permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derived an improper personal benefit. Article XIII of the Registrant's Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware Law.

         The Delaware Law permits the purchase of insurance on behalf of the directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

         The Registrant maintains officers' and directors' liability insurance for members of its Board of Directors and executive officers, and the Registrant has entered into agreements to indemnify its directors and officers.

         Articles XIII and XIV of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of directors and officers to the fullest extent permitted by law.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   Exhibit
    Number               Description of Exhibits
   -------               -----------------------
     4.1                 Specimen Certificate representing Intellicall Common
                         Stock (Incorporated by reference to the Company's
                         Form S-1 (No. 33-15723) filed August 28, 1987).

     5.1                 Opinion of Jackson Walker LLP

    23.1                 Consent of PricewaterhouseCoopers LLP

    23.2                 Consent of Jackson Walker LLP (included in Exhibit 5.1)

    24.1 Power of Attorney of certain officers and directors (included in Part II of this Registration Statement on the signature page hereto)

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

        (1) (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required in Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraph (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on February 4, 2000.

                                         INTELLICALL, INC.

                                         By:  /s/ JOHN J. MCDONALD, JR.
                                           ------------------------------------
                                                John J. McDonald, Jr.
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of February 4, 2000 by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby appoints John J. McDonald, Jr., and R. Phillip Boyd as his attorney-in-fact to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.


              Signature                                 Title
              ---------                                 -----
    /s/ JOHN J. MCDONALD
------------------------------------           Director; President and Chief
            John J. McDonald                   Executive Officer

    /s/ R. PHILLIP BOYD
------------------------------------           Vice President; Principal
            R. Phillip Boyd                    Financial and Accounting Officer

    /s/ WILLIAM O. HUNT
------------------------------------           Chairman of the Board
            William O. Hunt


------------------------------------           Director
            B. Michael Adler

    /s/ LEWIS E. BRAZELTON, III
------------------------------------           Director
         Lewis E. Brazelton, III

    /s/ ARTHUR CHAVOYA
------------------------------------           Director
            Arthur Chavoya

    /s/ RICHARD B. CURRAN
------------------------------------           Director
           Richard B. Curran

                                  EXHIBIT INDEX



    Exhibit
     Number                                                    Description of Exhibits
    --------                                                   ------------------------
      4.1                                                      Specimen Certificate representing Intellicall Common Stock
                                                               (Incorporated by reference to the Company's Form S-1 (No. 33-15723)
                                                               filed August 28, 1987).

      5.1                                                      Opinion of Jackson Walker LLP

     23.1                                                      Consent of PricewaterhouseCoopers LLP

     23.2                                                      Consent of Jackson Walker LLP (included in Exhibit 5.1)

     24.1                                                      Power of Attorney of certain officers and directors
                                                               (included in Part II of this Registration
                                                               Statement on the signature page hereto)